Exhibit 99.1

FOR IMMEDIATE RELEASE		November 3, 2025
Media Contact: Analyst Contact:	Alan Bunnell (602) 250-3376 Amanda Ho (602) 250-3334
Website:	pinnaclewest.com

PINNACLE WEST REPORTS 2025 THIRD-QUARTER FINANCIAL RESULTS

•Customer growth, summer heat drive increase in sales and usage

•Operating performance, customer reliability remain strong

•Company expands support for community and utility bill assistance programs

PHOENIX – Pinnacle West Capital Corp. (NYSE: PNW) today reported consolidated net income attributable to common shareholders for the 2025 third quarter of $413.2 million, or $3.39 per diluted share of common stock. This result compares with consolidated net income of $395.0 million, or $3.37 per share of common stock, for the same period a year ago. However, through the first three quarters of the current year, the company’s earnings were 2.4% lower than in the first nine months of 2024.

The 2025 third-quarter results reflect an increase of about $18 million compared to the 2024 third quarter, primarily as a result of increased customer usage, customer growth and related pricing; higher transmission service revenues; lower operations and maintenance expenses; higher AFUDC; lower depreciation and amortization expenses mostly due to operations ceasing at Cholla, partially offset by increased plant additions and intangible assets. These positive factors were partially offset by the unfavorable impacts of weather effects versus the same period a year ago; higher interest charges; lower pension and other post-retirement non-service credits; higher income taxes due to higher pre-tax income and lower tax credits.

“Driven by one of the fastest-growing service territories in the country and the third-hottest Arizona summer on record, we experienced an increase in retail sales that helped contribute to solid third-quarter financial results,” said Pinnacle West Chairman, President and Chief Executive Officer Ted Geisler. “In addition, our employees continued to do what they do best: maintaining reliable electric service for our 1.4 million customers. Our diverse generation fleet – including critical baseload generating plants like Palo Verde and Four Corners – performed well, ensuring we met our customers’ energy needs.”

Providing Reliable Power Amid Record Growth and Demand
In addition to robust customer growth of 2.4% and weather-normalized sales growth of 5.4% (largely boosted by residential sales growth of 4.3%) during the quarter, weather variations also spurred an increase in customers’ energy consumption. While the average high and low temperatures were lower during the 2025 third quarter compared to last year’s record-setting third quarter, both periods recorded temperatures well over historical averages. As a result, the number of residential cooling degree-days (a utility’s measure of the effects of weather) in this year’s third quarter was 9.1% higher than historical 10-year averages.

On August 7, Arizona Public Service (APS) customers set an all-time record peak demand of 8,631 megawatts (MW), the third time this summer that demand surpassed the previous record set in 2024.

These milestones mark the third consecutive year of record-breaking summer demand and underscore the strength of APS’s careful, long-term planning for adequate resources, combined with equipment maintenance programs and innovative customer demand side programs.

Arizona’s rapid population and economic growth further reinforce the importance of APS’s reliability and resiliency efforts. According to the U.S. Census Bureau, annual population gains in Maricopa County (home of the Phoenix metropolitan area) are among the highest in the United States since 2016.

Arizona’s business climate is equally strong. Site Selection Magazine recently named Maricopa County the top U.S. region for economic development, fueled in part by Phoenix’s tech momentum and advanced manufacturing boom. And, according to CBRE’s 2025 Scoring Tech Talent Report, Phoenix is now among the top 20 tech markets in North America.

Planning Ahead for Arizona’s Energy Future
As more people and businesses choose to move to Arizona, Geisler said the company remains focused on delivering safe, reliable and resilient energy to power the state’s future – supporting customers, communities and the economy, alike.

APS intends to invest more than $2.5 billion annually through 2028 for infrastructure additions and upgrades. In addition to already planned distribution and transmission improvements, last week APS announced plans for a proposed natural gas power plant site, that would be built near Gila Bend, Ariz., capable of adding up to 2,000 MW of reliable and flexible generation to APS’s system.

The Desert Sun Power Plant would support increasing energy needs from existing customers, as well as addressing unprecedented requests from extra-large energy users, such as data centers and manufacturers. The plant is expected to be completed in two phases.

Phase One (expected to enter service by late-2030) would support existing customers, plus new residential and business customers outside of the extra-large segment. Phase Two is earmarked for new, extra-large energy users and would be paid for by those customers through APS’s proposed subscription model, part of the company’s “growth pays for growth” strategy. This approach helps ensure that extra-large energy users pay for infrastructure they need without compromising reliability and affordability for the families and businesses that also count on APS for energy.

“Natural gas plays a vital role in providing around-the-clock reliability, especially during peak hours when solar and wind resources are unavailable,” said Geisler. “It is a critical component in our portfolio of diverse energy resources that ensures our customers have the reliable energy they need to live comfortably and do business in Arizona, while also keeping customer bills as low as possible.”

Focus on Community Resilience and Financial Support
While APS’s infrastructure investments help ensure the grid will meet Arizona’s growing energy needs, Geisler added that the company’s commitment goes beyond reliability.

“While summer has ended and temperatures have begun to cool off, some of our customers continue to face economic hardships that make it a challenge to pay their bills or make repairs to vital heating and cooling equipment,” he said. “As a result, we are partnering with community nonprofits that can provide much-needed assistance directly to our customers who need it most.”

APS is expanding community support efforts this year by granting an additional $3 million in shareholder funds to nonprofit organizations that provide utility bill assistance, air conditioner repair and replacement and housing support across Arizona. “Altogether, since 2021, our company has provided $6.1 million to support heat relief efforts in Arizona, inclusive of this contribution and previously pledged $2.5 million for crisis bill assistance this year alone,” Geisler added.

These efforts are part of a broader, ongoing collaboration between APS and groups like St. Vincent de Paul, AllThrive 365, Chicanos Por La Causa, the American Red Cross, Maricopa County Human Services and Wildfire to help Arizonans in need.

APS also remains committed to providing cost-effective demand-side management, energy efficiency and renewable energy programs that help customers manage their energy use and reduce their impact on the grid. These initiatives – which help reduce overall energy demand and support clean energy development – remain at the heart of APS’s growth strategy.

“As we look ahead, our employees remain focused on powering Arizona’s future with infrastructure that’s built to withstand challenges, adapt to growth and support the evolving needs of our customers and communities,” Geisler stated. “By investing in both infrastructure and community partnerships, APS is helping power Arizona now and into the future.”

Financial Outlook
Given the positive customer and sales growth and impact of weather and through the first three quarters of the year – partially offset by higher than previously forecasted operations and maintenance expenses – the company is adjusting its 2025 consolidated earnings guidance upward to a range of $4.90 to $5.10 per diluted share.

Looking forward, the Company estimates its 2026 consolidated earnings will be within a range of $4.55 to $4.75 per diluted share on a weather-normalized basis.

Key factors and assumptions underlying the 2025 and 2026 outlook can be found in the third-quarter 2025 earnings presentation slides at pinnaclewest.com/investors.

Conference Call and Webcast
Pinnacle West invites interested parties to listen to the live webcast of management’s conference call to discuss the Company’s financial results and recent developments, and to provide an update on the company’s long-term financial outlook, at 11 a.m. ET (9 a.m. Arizona time) today, Nov. 3. The webcast can be accessed at pinnaclewest.com/presentations and will be available for replay on the website for 30 days. To access the live conference call by telephone, dial (888) 506-0062 or (973) 528-0011 for international callers and enter participant access code 502381. A replay of the call also will be available at pinnaclewest.com/presentations or by telephone until 11:59 p.m. ET, Monday, Nov. 10, 2025, by calling (877) 481-4010 in the U.S. and Canada or (919) 882-2331 internationally and entering replay passcode 53038.

General Information
Pinnacle West Capital Corp., an energy holding company based in Phoenix, has consolidated assets of nearly $30 billion, about 6,500 megawatts of generating capacity and approximately 6,400 employees in Arizona and New Mexico. Through its principal subsidiary, Arizona Public Service, the company provides retail electricity service to about 1.4 million Arizona homes and businesses. For more information about Pinnacle West, visit the company’s website at pinnaclewest.com.

Dollar amounts in this news release are after income taxes. Earnings per share amounts are based on average diluted common shares outstanding. For more information on Pinnacle West’s operating statistics and earnings, please visit pinnaclewest.com/investors.
FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements based on current expectations. These forward-looking statements are often identified by words such as "estimate," "predict," "may," "believe," "plan," "expect," "require," "intend," "assume," "project," "anticipate," "goal," "seek," "strategy," "likely," "should," "will," "could," and similar words. Because actual results may differ materially from expectations, we caution readers not to place undue reliance on these statements. A number of factors could cause future results to differ materially from historical results, or from outcomes currently expected or sought by Pinnacle West or APS. These factors include, but are not limited to:

•uncertainties associated with the current and future economic environment, including economic growth rates, labor market conditions, tariffs, inflation, supply chain delays, increased expenses, volatile capital markets, or other unpredictable effects;
•current and future economic conditions in Arizona, such as the housing market and overall business and regulatory environment;
•our ability to manage capital expenditures and operations and maintenance costs while maintaining reliability and customer service levels;
•our ability to meet current and anticipated future needs for generation and associated transmission facilities in our region, including due to unprecedented demand from high load customers;
•the direct or indirect effect on our facilities or business from cybersecurity threats or intrusions, data security breaches, terrorist attack, physical attack, severe storms, or other catastrophic events, such as fires, explosions, pandemic health events, or similar occurrences;
•variations in demand for electricity, including those due to weather, seasonality (including large increases in ambient temperatures), the general economy or social conditions, customer and sales growth (or decline), the effects of energy conservation measures and distributed generation, and technological advancements;
•the potential effects of climate change on our electric system, including as a result of weather extremes, such as prolonged drought and high temperature variations in the area where APS conducts its business;
•power plant and transmission system performance and outages;
•competition in retail and wholesale power markets;
•regulatory and judicial decisions, developments, and proceedings;
•new legislation, ballot initiatives, and regulation or interpretations of existing legislation or regulations, including those relating to tax, environmental requirements, regulatory and energy policy, nuclear plant operations, and potential deregulation of retail electric markets;
•fuel and water supply availability;
•our ability to achieve timely and adequate rate recovery of our costs through our rates and adjustor recovery mechanisms, including returns on and of debt and equity capital investment;
•our ability to meet renewable energy and energy efficiency mandates and recover related costs;
•our ability to achieve our clean energy goal to be carbon-neutral by 2050 and, if this goal is achieved, the impact of such achievement on us, our customers, and our business, financial condition, and results of operations;
•risks inherent in the operation of nuclear facilities, including spent fuel disposal uncertainty;
•the development of new technologies which may affect electric sales or delivery, including as a result of delays in the development and application of new technologies;
•the cost of debt, including increased cost as a result of rising interest rates, and equity capital and our ability to access capital markets when required;
•environmental, economic, and other concerns surrounding coal-fired generation, including regulation of greenhouse gas emissions (“GHG”);
•volatile fuel and purchased power costs;
•the investment performance of the assets of our nuclear decommissioning trust, captive insurance cell, coal mine reclamation escrow, pension, and other postretirement benefit plans, and the resulting impact on future funding requirements;
•the liquidity of wholesale power markets and the use of derivative contracts in our business;
•potential shortfalls in insurance coverage;
•new accounting requirements or new interpretations of existing requirements;
•generation, transmission, and distribution facilities and system conditions and operating costs;
•the willingness or ability of counterparties, power plant participants, and power plant landowners to meet contractual or other obligations or extend the rights for continued power plant operations; and

•restrictions on dividends or other provisions in our credit agreements and Arizona Corporation Commission (“ACC”) orders.

These and other factors are discussed in the most recent Pinnacle West/APS Form 10-K and 10-Q along with other public filings with the Securities and Exchange Commission, which readers should review carefully before placing any reliance on our financial statements or disclosures. Neither Pinnacle West nor APS assumes any obligation to update these statements, even if our internal estimates change, except as required by law.

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PINNACLE WEST CAPITAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(dollars and shares in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024

Operating Revenues	$1,820,741	$1,768,801	$4,211,772	$4,029,507

Operating Expenses
Fuel and purchased power	655,969	631,382	1,513,048	1,426,418
Operations and maintenance	299,617	308,061	886,331	837,905
Depreciation and amortization	224,555	229,450	688,388	664,761
Taxes other than income taxes	58,416	52,777	175,421	170,592
Other expense	338	145	1,964	2,306
Total	1,238,895	1,221,815	3,265,152	3,101,982

Operating Income	581,846	546,986	946,620	927,525

Other Income (Deductions)
Allowance for equity funds used during construction	17,671	9,588	45,687	28,790
Pension and other postretirement non-service credits, net	2,777	12,188	9,427	36,633
Other income	12,473	6,774	42,038	43,234
Other expense	(8,159)	(4,013)	(14,988)	(14,580)
Total	24,762	24,537	82,164	94,077

Interest Expense
Interest charges	125,179	109,925	343,649	318,590
Allowance for borrowed funds used during construction	(13,979)	(11,901)	(35,640)	(36,078)
Total	111,200	98,024	308,009	282,512

Income Before Income Taxes	495,408	473,499	720,775	739,090

Income taxes	77,894	74,227	106,729	110,539

Net Income	417,514	399,272	614,046	628,551

Less: Net income attributable to noncontrolling interests	4,306	4,306	12,918	12,918

Net Income Attributable To Common Shareholders	$413,208	$394,966	$601,128	$615,633

Weighted-Average Common Shares Outstanding - Basic	119,623	113,729	119,578	113,682

Weighted-Average Common Shares Outstanding - Diluted	121,956	117,119	121,861	115,717

Earnings Per Weighted-Average Common Share Outstanding
Net income attributable to common shareholders - basic	$3.45	$3.47	$5.03	$5.42
Net income attributable to common shareholders - diluted	$3.39	$3.37	$4.93	$5.32